Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Announces Agreement

to Sell Bath and Kitchen Business to Bain Capital for $1.755 billion

PISCATAWAY, N.J., July 23, 2007 — American Standard Companies Inc. (NYSE:ASD) today announced that it has signed a definitive agreement to sell the company’s worldwide Bath and Kitchen products business to funds advised by Bain Capital Partners, LLC, a leading global private investment firm, for $1.755 billion in cash.

Upon completion of the sale, Bain Capital will acquire all of American Standard’s Bath and Kitchen business with 2006 annual sales of $2.4 billion, 26,000 employees and 54 production facilities in 23 countries worldwide. The business manufactures and markets industry-leading products under brand names such as American Standard®, Ideal Standard®, Armitage Shanks®, Porcher®, Jado®, Ceramica Dolomite® and Vidima®.

The sale closing is expected to occur early in the fourth quarter. The company intends to use proceeds of the sale primarily to repurchase common stock and reduce debt to keep the company at investment-grade standards. The sale is subject to normal regulatory approvals and customary closing conditions. Shareholder approval is not required. The buyer has secured firm financing commitments.

On Feb. 1, 2007, American Standard announced plans to separate its three businesses by selling Bath and Kitchen, spinning off Vehicle Control Systems and retaining its largest business, Air Conditioning Systems and Services. Today’s announcement is the final step needed for completion of those plans following the spinoff of Vehicle Control Systems as an independent publicly traded company to be known as WABCO, which is scheduled for July 31 at 11:59 p.m. EDT. In March, the company sold Venesta Washroom Systems, which was part of Bath and Kitchen. Combined with Venesta, proceeds for the sale of Bath and Kitchen total $1.92 billion.

Following the spinoff and the sale, American Standard Companies will change its name to Trane. Trane is the flagship brand of its global Air Conditioning Systems and Services business, which last year generated sales of $6.8 billion. Trane will retain the American Standard brand name for its heating, ventilating and air conditioning (HVAC) and related products, while the newly formed Bath and Kitchen business will retain the name for its markets.

“This is a major milestone in our plan to separate American Standard into three focused, better understood companies,” said Fred Poses, American Standard chairman and CEO. “We believe that Bain Capital’s all-cash offer provides excellent value for our shareowners. Bath and Kitchen is a global market leader, with size, global reach and organizational talent. It has a rich history and a great future for its customers, employees and new owners.”

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Bath and Kitchen Sale - 2

“This is a market-leading global company with a wonderful heritage, a strong portfolio of brands, deep customer relationships and an experienced management team,” said Steve Barnes, a managing director at Bain Capital based in Boston. “We look forward to supporting the management team and dedicated employees in realizing the company’s full potential through continued operational improvements, further enhancing and leveraging its strong family of brands, and accelerating growth,” added Walid Sarkis, a London-based managing director at Bain Capital.

American Standard Companies is completing plans to spin off WABCO. Regular trading of WABCO’s common stock (WBC) is set to begin Aug. 1 on the New York Stock Exchange. It is currently traded on a “when issued” basis.

American Standard’s financial advisor for the Bath and Kitchen sale is Lazard. Its legal counsel is Skadden Arps. For Bain Capital, Bank of America, N.A. and Credit Suisse provided financing, Lehman Brothers acted as financial advisors, Kirkland & Ellis LLP served as legal counsel, and PricewaterhouseCoopers provided transaction advisory services.

ABOUT AMERICAN STANDARD COMPANIES:

American Standard is an $11.2 billion global manufacturer with market-leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 62,000 people and has manufacturing operations in 28 countries. American Standard is included in both the S&P 500 and the Dow Jones Sustainability North America Index, which recognizes the top 20 percent of leaders in corporate sustainability in North America.

ABOUT BAIN CAPITAL PARTNERS:

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with approximately $50 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 240 companies around the world, including such leading companies as Dunkin’ Brands, Sealy, Toys “R” Us, Michaels Stores, Burger King, SigmaKalon, Bombardier Recreational Products, Samsonite, Sensata Technologies and Staples. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

Comments in this news release contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations. American Standard does not undertake any obligation to update such forward-looking statements.

For more information, reporters may contact: Skip Colcord, (732) 980-3065, hcolcord@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com. For Bain Capital Partners, reporters may contact Alex Stanton, Stanton Crenshaw Communications, (212) 780-0701, alex@stantoncrenshaw.com.

For more information, investors and financial analysts may contact: Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com.

Additional information is available at http://www.americanstandard.com.

Copyright © 2007 American Standard Companies Inc.

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